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Assurant Reinstates Robert B. Pollock as President and CEO

New York - January 28, 2008 - Assurant, Inc. ("Assurant") (NYSE: AIZ), announced today that its Board of Directors has unanimously voted to reinstate Robert B. Pollock as president and chief executive officer, effective January 28, 2008, and that J. Kerry Clayton, who has held those positions on an interim basis, will transition with Mr. Pollock and will remain in an emeritus status through the end of February. Because the Board concluded it is in the best interests of the Company and its shareholders, it is taking this action now rather than await the conclusion of the Securities and Exchange Commission's ("SEC's") investigation.

On July 17, 2007, Assurant announced that Mr. Pollock had been placed on administrative leave by the Company's Board of Directors after he received a "Wells notice" from the Staff of the SEC (the "Staff") in connection with an ongoing industry investigation of certain finite reinsurance contracts. The Board's actions were based on the recommendation of its Special Committee, which thereafter conducted a thorough investigation of the events that had resulted in Mr. Pollock's receipt of the Wells notice.

As previously disclosed, the Company believes the SEC Staff's investigation involves a catastrophe reinsurance contract between the Company and one reinsurer that commenced over a decade ago and expired in 2004. According to Dr. John Palms, Chairman of the Company's Board of Directors, the Special Committee was formed to investigate matters believed to be under SEC review. Assurant has completed a comprehensive review, and based on that review, and the work of the Special Committee, the Board has concluded that it is in the best interests of the Company and its shareholders for Mr. Pollock to resume his leadership of the Company. Shareholder, customer and employee concerns over long term leadership require Mr. Pollock's return despite the uncertain status of the SEC investigation.

"Rob Pollock is an accomplished executive who has had a long and successful career with Assurant. He has acted consistently in the best interests of the Company, its shareholders and other constituents. We look forward to his renewed leadership as Assurant moves forward," said Dr. Palms. He added that "Assurant, its Board and shareholders are most grateful to Kerry Clayton for serving as interim President and CEO during Rob's absence."

The Board's decision to reinstate Mr. Pollock implies no conclusion concerning the outcome of the SEC Staff's ongoing investigation, and the SEC Staff's Wells notice to him remains in effect. The Company's decision reflects solely the Board's judgment, based on the Special Committee's comprehensive review, that it is in the best interests of the Company and its shareholders that he return to his positions at this time, because of concerns over long term leadership by employees, shareholders and customers. The SEC Staff's inquiry continues, and the Company is cooperating fully. The Company cannot predict the duration or outcome of the investigation.

In the course of its response to SEC Staff inquiries, the Company identified certain problems related to its document production process. The Company continues to work diligently to ensure that all relevant documents in the Company's possession have been provided to the SEC Staff. These production issues have delayed resolution of this matter.

In July 2007, two other individuals-P. Bruce Camacho, Assurant's executive vice president and chief financial officer, and Adam Lamnin, executive vice president and chief financial officer of Assurant Solutions/Assurant Special Property-also received Wells notices from the SEC Staff, and were also placed on administrative leave. These two individuals remain on administrative leave pending the completion of the review of the documents related to the SEC's inquiry.

Assurant is a premier provider of specialized insurance products and related services in North America and selected international markets. Its four key businesses-Assurant Employee Benefits, Assurant Health, Assurant Solutions and Assurant Specialty Property-have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments worldwide.

Assurant, a Fortune 500 company, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $20 billion in assets and $7 billion in annual revenue. The Assurant Web site is www.assurant.com.

Press Contact:
Drew Guthrie
Manager, Communications
and Media Relations
Phone: 212-859-7002
Fax: 212-859-5893
drew.guthrie@assurant.com

Investor Relations:
Melissa Kivett
Senior Vice President
Investor Relations
Phone: 212-859-7029
Fax: 212-859-5893
melissa.kivett@assurant.com

John Egan
Vice President
Investor Relations
Phone: 212-859-7197
Fax: 212-859-5893
john.egan@assurant.com